Exhibit 10.1

THE GAP, INC.

EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION AWARD PLAN

(January 25, 2005 Amendment and Restatement)

1.	Purpose of the Plan

The purpose of the Executive Management Incentive Compensation Award Plan (the “Plan”) is to provide financial incentives for certain of the Company’s Officers to meet and exceed the Company’s annual financial and/or operational goals. Awards under the Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

2.	Definitions

2.1 “Affiliated Company” means any company controlling, controlled by, or under common control with the Company.

2.2 “Award” means an award pursuant to the provisions of the Plan.

2.3 “Base Salary” means, as to a Performance Period, a Participant’s average actual annual salary rate during the Performance Period, based on the number of days at each actual salary rate. Such salary shall be before (1) deductions for taxes and benefits, and (2) deferrals of compensation pursuant to Company-sponsored plans.

2.4 “Board of Directors” means the board of directors of the Company.

2.5 “Capital Charge Rate” means the current long-term approximation of the Company’s weighted average cost of capital (WACC), which represents the weighted average of the Company’s cost of debt and the cost of equity. The weighting is determined by comparing the balance of the Company’s debt (acquired debt plus capitalized leases) to the balance of the Company’s equity based upon market value (rather than book value).

2.6 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.7 “Committee” means the Compensation and Management Development Committee of the Board of Directors, or any other Committee appointed by the Board of Directors pursuant to Section 3 of the Plan.

2.8 “Company” means The Gap, Inc., a Delaware corporation.

2.9 “Comparable Store Sales Growth” means the Company’s or a division’s same store net sales growth for the Performance Period in excess of the prior year.

2.10 “Determination Date” means, as to a Performance Period, the latest date possible which will not jeopardize the Plan’s qualification as “performance-based compensation” under Section 162(m) of the Code.

2.11 “Earnings” shall mean income before or after interest, taxes, depreciation, amortization and/or selected expenses allocated among divisions as determined by the Committee.

2.12 “Earnings Per Share” means as to any Performance Period, the fully diluted earnings per share amount or percentage growth of such amount.

2.13 “Economic Profit” shall mean Net Operating Profit After Tax (NOPAT) for a given Performance Period less Capital Charges. Total Company or divisional NOPAT shall mean Earnings plus interest on Lease Investment less income taxes. Capital Charges means the Company’s or a division’s Capital Balances multiplied by the Capital Charge Rate. Divisional Capital Balances include certain division specific assets and liabilities, the present value of operating leases, and also may include an allocation for shared assets and shared liabilities. Total Company Capital Balances may include an aggregation of divisional capital balances in addition to certain shared assets and liabilities and the present value of operating leases.

2.14 “Fiscal Year” means any fiscal year of the Company.

2.15 “Gross Margin” means sales minus cost of goods sold including rent occupancy and depreciation.

2.16 “Inventory Performance” means inventory levels or inventory turn.

2.17 “Lease Investment” means the present value of minimum expected lease payments.

2.18 “MICAP Free Cash Flow” means the Company’s or a division’s Net Earnings for a given Performance Period adjusted for Non-Cash Charges and changes in certain balance sheet accounts, which may result in an increase and/or a decrease to Net Earnings. Non-Cash Charges may include, but are not limited to, depreciation and amortization. Divisional balance sheet changes may include activities in certain division specific operating assets and liabilities, and may also include an allocation for shared assets and shared liabilities. Total Company balance sheet changes may include an aggregation of divisional balance sheet changes in addition to changes in certain shared assets and liabilities.

2.19 “Net Earnings” means the Earnings for a given Performance Period less certain allocated or shared expenses (e.g., headquarters, distribution centers, etc.), as determined by the Committee, after interest and taxes.

2.20 “Officer” means an officer (whether or not a member of the Board of Directors) employed by the Company or any Affiliated Company.

2.21 “Operating Margin” means earnings before interest and taxes divided by sales.

2.22 “Participant” means as to any Performance Period, an Officer who has been selected by the Committee for participation in the Plan for such Performance Period.

2.23 “Performance Goals” means an objective goal or goals established by the Committee (in its sole discretion) for a Performance Period against which a Participant’s actual performance will be measured.

2.24 “Performance Period” means any Fiscal Year of the Company or any portion thereof as determined by the Committee with respect to which an Award may be granted.

2.25 “Return on Equity” means the Company’s or a division’s Earnings for the Performance Period expressed as a percentage of the Company’s or a division’s average shareholders’ equity over the Performance Period.

2.26 “Return on Net Assets” means Earnings for the Performance Period expressed as a percentage of the average balance of selected assets over the Performance Period.

2.27 “Sales Volume” means the total sales volume per store of the Company or one of its divisions for the Performance Period.

2.28 “Termination of Employment” means the time when the employee-employer relationship between the Participant and the Company and its Affiliated Companies is terminated for any reason, including, but not limited to, a termination by resignation, discharge, death, permanent disability, retirement, or the disaffiliation of an Affiliated Company, but excluding any such termination where there is a simultaneous reemployment by either the Company or one of its Affiliated Companies.

2.29 “Total Sales” means the Company’s or a division’s net sales for the Performance Period.

2.30 “Total Shareholder Return” means, as to any Performance Period, the change in price plus dividend yield of a share of the Company’s common stock.

3.	Administration of the Plan

3.1 The Plan shall be administered by the Committee, which shall consist of no fewer than two members of the Board of Directors, who shall be appointed and serve at the pleasure of the Board of Directors. Only members of the Board of Directors who are “outside directors” under Section 162(m) of the Code shall serve on the Committee.

3.2 Subject to the provisions of the Plan, the Committee shall have exclusive authority to select the Participants, and to determine the target Award levels, the applicable Performance Period, the times when Awards will be granted, and the Performance Goals which must be achieved prior to payment of any Awards. For each Performance Period, all actions by the Committee shall be taken by the Determination Date.

3.3 The Committee shall have all discretion and authority necessary or appropriate to administer the Plan, including, but not limited to, the power to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of the Plan, and such determination shall be final and binding upon all persons having an interest in the Plan.

3.4 A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present or any action taken without a meeting by a writing executed by a majority of the Committee shall constitute the act of the Committee.

3.5 All expenses and liabilities incurred by the Committee in the administration of the Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons. The Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to the Plan, unless such action, determination, or interpretation constitutes criminal misconduct or willful negligence or demonstrates bad faith, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

4.	Eligibility and Participation

The Plan is designed for Officers whose responsibilities significantly influence Company results. Participants shall be selected by the Committee prior to or on the Determination Date. Participation in the Plan is on a Performance Period basis and in the sole discretion of the Committee. Thus, an Officer who is selected for participation in a given Performance Period is in no way guaranteed to be selected for participation in any subsequent Performance Period or Performance Periods.

5.	Establishment of Performance Goals

5.1 For each Performance Period, on or before the applicable Determination Date, the Committee shall establish and set forth in writing the Performance Goals, and any particulars, components and adjustments relating thereto, applicable to each Participant. The Performance Goals will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more of the following performance criteria:

(a) Comparable Store Sales Growth;

(b) Earnings;

(c) Earnings Per Share;

(d) Economic Profit;

(e) MICAP Free Cash Flow;

(f) Return on Equity;

(g) Return on Net Assets;

(h) Sales Volume;

(i) Total Sales;

(j) Total Shareholder Return;

(k) the attainment of a share of the Company’s common stock of a specified fair market value for a specified period of time;

(l) Gross Margin;

(m) Operating Margin;

(n) market share;

(o) Inventory Performance;

(p) cost reduction measures based on specified goals;

(q) customer satisfaction based on specified goals, such as customer survey results or loyalty measures;

(r) employee measures based on specified goals, such as turnover or satisfaction surveys;

(s) productivity measures based on specified goals, such as head count measures, sales per square foot or sales per employee; and

(t) any combination of the above.

5.2 As determined in the discretion of the Committee, the Performance Goals for any Performance Period may (a) differ from Participant to Participant; (b) be based on the performance of the Company as a whole or the performance of a specific Participant or a subsidiary, division, department, region, store, function or business unit of the Company; and (c) be measured on an absolute basis or in relation to the Company’s peers or an index.

5.3 The Committee may determine at the time the Performance Goals are established that any one or more of the following shall be taken into account, in whole or in part and in any manner specified by the Committee, when determining whether a Performance Goal has been attained:

(a) the gain, loss, income or expense resulting from changes in generally accepted accounting principles that become effective during the Performance Period or any previous period;

(b) the gain, loss, income or expense reported publicly by the Company that are extraordinary in nature;

(c) the impact of other specified nonrecurring events;

(d) the gain or loss resulting from, and the direct expenses incurred in connection with, the disposition of a business, in whole or in part, the sale of investments or non-core assets or discontinued operations, categories or segments;

(e) the gain or loss from claims and/or litigation and insurance recoveries relating to claims or litigation;

(f) the impact of impairment of tangible or intangible assets;

(g) the impact of restructuring or business recharacterization activities, including, without limitation, reductions in force, that are reported publicly by the Company;

(h) the impact of investments or acquisitions made during the Performance Period, or to the extent provided by the Committee, any prior period;

(i) the loss from political and legal changes that impact the operations of the Company, including, without limitation, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, business interruption and regulatory requirements;

(j) retained and uninsured losses from natural catastrophes;

(k) currency fluctuations;

(l) the expense relating to the issuance of stock options and/or other stock based compensation;

(m) the expense relating to the early retirement of debt; and

(n) the impact of the conversion of convertible debt securities.

Each of the adjustments described above shall relate to the Company as a whole or any part of the Company’s business or operations, as applicable given the specified Performance Goal. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Committee. In addition, the Committee shall adjust any performance criteria, Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination or exchange of shares or other similar changes in such stock.

5.4 Notwithstanding anything to the contrary contained herein, for each Performance Period, after the Determination Date, the Committee may amend or adjust the performance measures or other terms and conditions of an outstanding Award in recognition of unusual or nonrecurring events affecting the Company or its financial statements or changes in law or accounting, but only to the extent such adjustment would not cause any portion of the award upon payment to be nondeductible pursuant to Section 162(m) of the Code.

6.	Determination of Awards

6.1 Prior to or on the Determination Date, the Committee, in its sole discretion, shall assign each Participant a target Award expressed as a percentage of Base Salary. The maximum percentage of Base Salary that may be assigned to any Participant is such percentage, which when added to the aggregate percentage used for such Participant for all other Performance Periods within a given Fiscal Year under this Section 6.1, that does not exceed 200%.

6.2 On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a payout table or formula for purposes of determining the Award (if any) payable to each Participant. Each payout formula or table shall (a) be in writing; (b) be based on a comparison of actual performance to the Performance Goals; (c) provide for the payment of a Participant’s target Award if the Performance Goals for the Performance Period are achieved; and (d) provide for an actual Award greater than or less than the Participant’s target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

6.3 After the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The actual Award for each Participant shall be determined by applying the formula established pursuant to Section 6.2 of the Plan to the level of actual performance that has been certified by the Committee. However, each Participant’s actual Award (if any) shall be subject to the maximum provided in Section 7.

6.4 No Awards shall be paid to a Participant for a Performance Period unless at least the minimum actual performance for the Performance Period specified by the Committee pursuant to Section 6.2 of the Plan is achieved.

6.5 The Committee, in its sole discretion, may eliminate any Participant’s Award, or reduce it below that which otherwise would be payable in accordance with the Plan.

7.	Maximum Award Payable

The maximum aggregate Award(s) payable to any Participant under the Plan with respect to all Performance Periods of a given Fiscal Year shall be $10,000,000, including the fair market value as of the date of grant of any stock, restricted stock, stock options or other stock-based or stock denominated units awarded to the Participant. For purposes of determining the maximum award payable, the fair market value of restricted stock or other stock-based or stock denominated units with restrictions shall equal the fair market value of unrestricted stock or other stock-based or stock denominated units without restrictions, respectively. In addition, the fair market value of stock options and stock appreciation rights shall be calculated based on the assumptions used to calculate the per share value reported in the Company’s most recent Form 10-K or 10-Q.

8.	Payment of Award

8.1 Awards may be paid in cash, or its equivalent, stock, restricted stock, stock options, other stock-based or stock denominated units, or any other form of consideration or any combination thereof, as determined by the Committee. Subject to the terms set forth in Section 8.2 below, payment or grant of Awards (if any) for a Performance Period will be made not later than two and one-half (2 ½) months from the end of the Fiscal Year in which the Performance Period ends. Equity or equity based awards granted as payment for an Award shall be issued pursuant to the Company’s equity compensation plans in existence at the time of grant. The number of shares or units awarded shall be determined based on the fair market value of the Company’s common stock on the award grant date. For the avoidance of doubt, the fair market value of restricted stock, other stock-based or stock denominated units with restrictions, stock options and stock appreciation rights shall be as set forth in Section 7 above.

8.2 Unless otherwise specifically determined by the Committee, a Participant will only be entitled to payment of an Award if the Participant is an Officer on the date of payment. Notwithstanding the foregoing, if, after the completion of a Performance Period, a Participant incurs a Termination of Employment due to death or permanent disability, the Participant may still be entitled to the payment of an Award for such Performance Period (subject to Section 6.5 above). In the event an Award is payable to a Participant subsequent to the Participant’s death, such payment shall be made in cash to the Participant’s estate.

8.3 The Company shall withhold all applicable income and other taxes from any Award payment to any Participant, including any federal, FICA, state and local taxes.

8.4 Each Award shall be payable solely from the general assets of the Company. Each Participant’s right to payment of an Award (if any) shall be solely as an unsecured general creditor of the Company.

9.	Employment Rights

Nothing in the Plan shall confer upon any Participant the right to continue in the employ of the Company or its Affiliated Companies or shall interfere with or restrict in any way the rights of the Participant’s employer to discharge or change the terms of employment of any Participant at any time for any reason whatsoever, with or without cause.

10.	Effect on Other Plans

The adoption of the Plan shall not affect any other equity or other compensation or incentive plan in effect for the Company or any Affiliated Company, and the Plan shall not preclude the Board of Directors from establishing any other forms of incentive compensation for Officers.

11.	Amendment, Suspension or Termination of the Plan

The Board of Directors, in its sole discretion, may alter, amend, or terminate the Plan or any part thereof at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan’s qualification under Section 162(m) of the Code as “performance-based compensation”, any such amendment shall be subject to stockholder approval.

12.	Effective Date

The Plan originally was effective as of March 21, 1995. The Plan was amended and restated effective as of March 23, 2004 and approved by a majority of the shares of the common stock of the Company that were present in person or by proxy and entitled to vote at the 2004 Annual Meeting of Shareholders. This amended and restated Plan is effective as of January 25, 2005.